Exhibit 99.1

January 24, 2017

Dear Shareholder,

United Mortgage Trust (“UMT” or the “Trust”) has previously communicated a series of events that have impacted the Trust and certain of its affiliates, including the United Development Funding funds (collectively the “Companies” or “UDF”). Those events included (1) our prior auditors declining to stand for reappointment, (2) the attack on the Companies by a hedge fund that had built a significant short position in the shares of United Development Funding IV (“UDF IV”), (3) the regulatory inquiries and investigations, (4) the independent internal investigation of the allegations made by the short seller, and (5) the announcement that the independent investigation was substantially complete and found no evidence of fraud or misconduct on the part of UDF IV, its management, or its advisor. The following is intended to provide an update to events and actions taken with respect to the Companies as well as the Trust’s objectives and actions going forward.

Retention of EisnerAmper LLP as Independent Auditors

On June 30, 2016, UMT filed a Current Report on Form 8-K with the SEC stating that it had engaged the public accounting firm of EisnerAmper LLP to audit its 2015 and 2016 year-end financial statements, review its 2016 quarterly statements, and assist in the filing of the corresponding Form 10-K and Form 10-Q filings. EisnerAmper LLP continues to progress with the year-end 2015 audit and 2016 quarterly reviews and its 2016 audit.

Regulatory Events

On October 18, 2016, UDF IV disclosed the receipt of a “Wells Notice” from the Staff of the SEC Division of Enforcement (the “SEC Staff”) stating that the SEC Staff had made a preliminary determination to recommend that the SEC file an enforcement action against UDF IV alleging violations of certain provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934.  United Development Funding III, L.P. (“UDF III”) and certain individuals associated with the Companies received similar Wells Notices.

A Wells Notice is not a formal allegation or a finding of wrongdoing, but is a preliminary determination by the SEC Staff that it may recommend to the SEC that a civil enforcement action or administrative proceeding be brought against the recipient.

On December 23, 2016, UDF III and UDF IV submitted a joint response to the Wells Notices. In the joint response, UDF III and UDF IV requested that the SEC Staff reject the Staff’s recommendation and not authorize an enforcement action. UDF III and UDF IV continue to believe that they have complied with all laws and regulations. We are unable to predict how long the SEC Staff process will last, the outcome of the SEC’s investigation or any action that the SEC Staff may decide to pursue, or any other impact on UDF III and UDF IV as a result of the proposed or any actual enforcement action that may or may not result from the Wells Notices. (Please use the link www.sec.gov to access the Form 8-K filings).

Estimated Share Value

Pursuant to the regulations of the Financial Industry Regulatory Authority (“FINRA”), UMT is required to determine an estimated value of its shares of beneficial interest on an annual basis. The most recent estimated value was determined by UMT as of September 30, 2015. UMT is not able to provide an updated estimated value until it has filed its 2016 quarterly (unaudited), year-end 2015 and 2016 (audited) financial statements, but intends to provide an updated estimated value when financial statements are filed. Until UMT determines an updated estimated value, customer account statements provided to the Trust’s shareholders will reflect no value reported or N/A.

Business Going Forward

The liquidation of the UMT portfolio is substantially complete. The Trust’s non-performing assets have been sold. Deficiency notes and recourse obligations from affiliates now represent the primary assets of the Trust. Previously, cash received from the repayment of recourse obligations and deficiency notes from affiliates, along with earnings from the UMT Home Finance Program, provided cash to return capital to investors.

The events discussed above continue to negatively impact the business operations of UMT’s affiliates and their ability to distribute cash for payment of recourse obligations and deficiency notes owing to UMT. In addition, the UMT Home Finance Program is currently closed to new subscriptions and is in the process of liquidating its investment portfolio and when sufficient liquidity is available, returning capital to its investors. We will work towards reestablishing revenue streams as the Companies continue to recover from the events. As a result, there currently are no distributions scheduled for UMT shareholders.

As previously reported, we do not expect to report any net income for 2016 and we do not anticipate any adverse consequences under REIT distribution requirements. Going forward, UMT is focused on managing its day-to-day operations, completing its financial reporting and managing liquidity. The amount and timing of distributions will be determined after UMT files its audited financials and future working capital needs have been assessed.

We thank you for your patience and support as the Trust works through the challenges discussed herein. If you have questions or comments in the meantime, please call our Investor Relations department at (214) 237-9305 or (800) 955-7917.

Sincerely,

Stuart Ducote

President and Chief Financial Officer